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 FORM 4
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                                                  OMB Number:          3235-0104
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Ingenico S.A.
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   (Last)                           (First)             (Middle)

9, quai de Dion Bouton
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                                    (Street)

92816 Puteaux Cedex                 FRANCE
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


IVI Checkmate Corp. (NASDAQ: CMIV)
________________________________________________________________________________
3.   I.R.S. or Identification Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


4/2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                              6.
                                                                 4.                              5.           Owner-
                                                                 Securities Acquired (A) or      Amount of    ship
                                                    3.           Disposed of (D)                 Securities   Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially Direct    Nature of
                                  2.                Code         ------------------------------- Owned at End (D) or    Indirect
1.                                Transaction       (Instr. 8)                   (A)             of Month     Indirect  Beneficial
Title of Security                 Date             ------------     Amount       or     Price    (Instr. 3    (I)       Ownership
(Instr. 3)                        (Month/Day/Year)  Code     V                   (D)             and 4)       (Instr.4) (Instr. 4)
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

Common Stock                       4/6/2001        P              2,620,453    A      $2.00     4,164,869    D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                          (Over)
                                                                 SEC 1474 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                   10.
                                                                                                          9.       Owner-
                                                                                                          Number   ship
                                                                                                          of       Form
                    2.                                                                                    Deriv-   of
                    Conver-                    5.                              7.                         ative    Deriv-  11.
                    sion                       Number of                       Title and Amount           Secur-   ative   Nature
                    or                         Derivative    6.                of Underlying     8.       ities    Secur-  of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-    ity:    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially Direct  direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned    (D) or  Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End   In-     ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of       direct  Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month    (I)     ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.  (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)       4)       4)
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


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
Explanation of Responses:




   /s/ Jean-Jacques Poutrel                                     May 4, 2001
   ---------------------------------------------           ---------------------
   Jean-Jacques Poutrel, Chairman and                              Date
   Chief Executive Officer, on behalf
   of Ingenico S.A.
**Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                 SEC 1474 (3-99)

                                  Page 2 of 2